EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2010

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	March 31,	June 30,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$9,470	$79,620
Accounts receivable
Oil and natural gas sales	63,014	40,087
Joint interest billings	6,606	17,624
Insurance and other	7,661	1,350
Prepaid expenses and other current assets	26,031	13,623
Royalty deposits	2,296	1,746
Derivative financial instruments	8,893	31,404
Total Current Assets	123,971	185,454

Property and Equipment
Oil and gas properties – full cost method of accounting, net of accumulated depreciation, depletion, amortization and impairment	1,356,533	1,102,596

Other Assets
Derivative financial instruments	13,228	3,838
Restricted cash	2,160	—
Debt issuance costs, net of accumulated amortization	21,372	14,413

Total Assets	$1,517,264	$1,306,301

Liabilities
Current Liabilities
Accounts payable	$78,232	$80,494
Accrued liabilities	52,610	26,102
Asset retirement obligations	40,278	66,244
Derivative financial instruments	15,397	15,732
Current maturities of long-term debt	2,289	3,851
Total Current Liabilities	188,806	192,423
Long-term debt, less current maturities, face value of $704,896,000 and $984,531,000 at March 31, 2010 and June 30, 2009, respectively	751,165	984,531
Asset Retirement Obligations	126,654	77,955
Derivative Financial Instruments	3,561	4,818
Total Liabilities	1,070,186	1,259,727

Commitments and Contingencies (Note 11)

Stockholder’s Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at March 31, 2010 and June 30, 2009, respectively	1	1
Additional paid-in capital	907,058	501,935
Accumulated deficit	(473,867)	(493,859)
Accumulated other comprehensive income, net of tax	13,886	38,497
Total Stockholder’s Equity	447,078	46,574

Total Liabilities and Stockholder’s Equity	$1,517,264	$1,306,301

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues
Oil sales	$114,095	$72,503	$278,438	$221,233
Natural gas sales	36,032	33,633	81,102	111,499
Total Revenues	150,127	106,136	359,540	332,732

Costs and Expenses
Lease operating expense	40,832	24,964	101,307	97,526
Production taxes	870	1,587	3,152	5,501
Impairment of oil and gas properties	—	117,887	—	576,996
Depreciation, depletion and amortization	50,104	49,351	129,135	175,373
Accretion of asset retirement obligations	6,335	4,723	17,641	9,617
General and administrative expense	13,746	5,523	34,171	16,039
Loss (gain) on derivative financial instruments	314	2,920	(4,009)	(8,981)
Total Costs and Expenses	112,201	206,955	281,397	872,071

Operating Income (Loss)	37,926	(100,819)	78,143	(539,339)

Other Income (Expense)
Other income	1	118	26,870	687
Interest expense	(21,826)	(22,811)	(71,764)	(69,787)
Total Other Expense	(21,825)	(22,693)	(44,894)	(69,100)

Income (Loss) Before Income Taxes	16,101	(123,512)	33,249	(608,439)

Income Tax Expense (Benefit)	1,104	(1,710)	13,257	(72,377)
Net Income (Loss)	$14,997	$(121,802)	$19,992	$(536,062)

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2010	2009

Cash Flows From Operating Activities
Net income (loss)	$19,992	$(536,062)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Deferred income tax expense (benefit)	13,252	(72,377)
Change in derivative financial instruments
Proceeds from sale of derivative instruments	5,000	66,480
Other	(25,692)	(7,265)
Accretion of asset retirement obligations	17,641	9,617
Depreciation, depletion, and amortization	129,135	175,373
Impairment of oil and gas properties	—	576,996
Amortization of deferred gain on debt	(30,851)	—
Amortization and write-off of debt issuance costs	6,043	3,258
Changes in operating assets and liabilities
Accounts receivable	(21,165)	44,589
Prepaid expenses and other current assets	(12,958)	(12,317)
Settlement of asset retirement obligations	(58,823)	(20,838)
Accounts payable and other liabilities	24,241	(49,231)
Net Cash Provided by Operating Activities	65,815	178,223

Cash Flows from Investing Activities
Acquisitions	(275,364)	—
Capital expenditures	(97,777)	(233,116)
Insurance payments received	53,985	—
Restricted cash	(2,160)	—
Other	—	3,037
Net Cash Used in Investing Activities	(321,316)	(230,079)

Cash Flows from Financing Activities
Proceeds from long-term debt	98,525	270,794
Payments on long-term debt	(206,025)	(213,432)
Advances from affiliates	305,853	9,368
Debt issuance costs	(13,002)	—
Other	—	(5)
Net Cash Provided by Financing Activities	185,351	66,725

Net Increase (Decrease) in Cash and Cash Equivalents	(70,150)	14,869

Cash and Cash Equivalents, beginning of period	79,620	2,664

Cash and Cash Equivalents, end of period	$9,470	$17,533

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the interim periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2009.

Use of Estimates.  The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Restricted Cash.  At March 31, 2010, we had $2.2 million in restricted cash securing certain letters of credit.  This amount is classified as non-current at March 31, 2010.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and potential effect of accounting standards issued but not yet adopted by us or recently adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Fair Value Measurements and Disclosures. The FASB has issued new guidance on improving disclosures about fair value measurements. The new standard requires certain new disclosures and clarifies some existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the new standard will now require:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, the new standard clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The new standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  We adopted the new guidance effective January 1, 2010.  The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Business Combinations. In December 2007, the FASB issued new guidance on business combinations. The new standard provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. The new standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. We adopted the new guidance effective July 1, 2009.

As discussed in Note 4, on December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf properties and we accounted for such acquisition under this new business combination guidance.

Subsequent Events. In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. We have evaluated subsequent events through the date of issuance of our consolidated financial position and results of operations.

Variable Interest Entities. In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009. The implementation of this standard is not expected to have a material impact on our consolidated financial position and results of operations.

            Accounting Standards Codification. In June 2009, the FASB Accounting Standards Codification (“Codification”) was issued. The Codification is the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Proposed Updates to Oil and Gas Accounting Rules. In January 2010, the FASB issued its updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008 and is effective for our fiscal year ending June 30, 2010. We are still in the process of evaluating the impact on our consolidated financial position and results of operations.

Note 3 – Oil and Gas Properties

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We assess the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by Rule 4-10 of Regulation S-X. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

Ceiling Test. Under the full cost method of accounting, we are required to perform a “ceiling test” each quarter that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties and future development costs, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the authoritative guidance that applies to derivative instruments and hedging activities.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our commodity hedging program in the third and second quarters of fiscal 2009, respectively.  No write-downs were required for any of the periods of fiscal 2010.

Note 4 – Acquisitions

On December 22, 2009 we closed on the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd., the “Mit Acquisition,” for cash consideration of $273 million.  For accounting purposes, the acquisition was recorded effective November 20, 2009, the date that we gained control of the assets acquired and liabilities assumed. The transaction was financed through proceeds received from our indirect parent’s common and perpetual convertible preferred stock offerings.

The acquisition was accounted for under the purchase method of accounting in accordance with the new business combination accounting guidance we adopted effective July 1, 2009 (See Note 2). Accordingly, we conducted a preliminary assessment of the net assets acquired and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair market values, while transaction and integration costs associated with the acquisition were expensed as incurred. The initial accounting for the business combination is not complete and adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analysis are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The Mit acquisition involves mirror-image non-operated interests in the same group of properties we purchased from Pogo Producing Company in June 2007.  The properties include 30 fields of which production is approximately 77 percent crude oil and 80 percent of which is already operated by us.  Offshore leases included in the purchase total nearly 33,000 net acres.

The following table presents the preliminary allocation of the assets acquired and liabilities assumed, based on their fair values on November 20, 2009 (in thousands):

Oil and natural gas properties – evaluated	$288,587
Oil and natural gas properties – unevaluated	46,009
Net working capital	1,008
Asset retirement obligation liabilities	(62,604)
Cash paid	$273,000

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The preliminary fair values of evaluated and unevaluated oil and gas properties and asset retirement obligation liabilities were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (i) oil and gas reserves; (ii) future operating and development costs; (iii) future oil and gas prices; and (iv) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligation liabilities include estimates of: (i) plug and abandonment costs per well and related facilities; (ii) remaining life per well and facilities; and (iii) a credit adjusted risk-free interest rate.

The following amounts of the Mit Acquisition properties’ revenue and earnings included in our consolidated statement of operations for the nine months ended March 31, 2010 and the summarized unaudited pro forma financial information for the nine months ended March 31, 2010 and 2009, respectively, assumes that the Mit Acquisition had occurred on July 1, 2008. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2008 or the results that will be attained in the future (in thousands).

	Revenue	Earnings (1)

Mit Acquisition properties from November 20, 2009 through March 31, 2010	$72,725	$56,372

Supplemental pro forma for July 1, 2009 through March 31, 2010	$411,719	$290,346

Supplemental pro forma for July 1, 2008 through March 31, 2009	$464,742	$304,652

(1) Earnings includes revenue less production costs.

Summarized below are the historical production volumes, revenues and direct operating expenses related to the Mit Acquisition properties for the three month periods ended June 30, 2009 and September 30, 2009 and for the period from October 1, 2009 to November 20, 2009 (dollar amounts in thousands).

	Period From
	October 1, 2009 to	Three Months Ended
	November 20, 2009	September 30, 2009	June 30, 2009
Production Volumes:
Oil (Bbls)	265,703	447,086	553,994
Natural gas (Mcf)	407,911	486,326	644,989
Barrels of oil equivalent (BOE)	333,688	528,140	661,492

Revenues:
Crude oil sales	$19,964	$28,974	$30,739
Natural gas sales	1,983	1,258	2,221
Total revenues	$21,947	$30,232	$ 32,960

Direct Operating Expenses	$6,212	$10,702	$11,315

Note 5 – Property and Equipment

Property and equipment consists of the following (in thousands):

	March 31, 2010	June 30, 2009
Oil and gas properties
Proved properties	$2,657,560	$2,227,462
Less: Accumulated depreciation, depletion, amortization and impairment	1,391,490	1,262,355
Proved properties—net	1,266,070	965,107
Unproved properties	90,463	137,489
Oil and gas properties—net	$1,356,533	$1,102,596

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2009
	Face Value	Premium (Discount)	Recorded Value	June 30, 2009

First lien revolver	$89,456	$—	$89,456	$234,531
Second lien – 16%	278,511	63,813	342,324	—
Private placement – 16%	60,111	(17,544)	42,567	—
Total second lien	338,622	46,269	384,891	—
High yield facility – 10% Senior notes	276,500	—	276,500	750,000
Put premium financing	2,607	—	2,607	3,851
Total debt	707,185	46,269	753,454	988,382
Less current maturities	2,289	—	2,289	3,851
Total long-term debt	$704,896	$46,269	$751,165	$984,531

At March 31, 2010, included in the face value of the 16% Second lien notes is $620,000 amount of Payable-in-Kind 2% interest that was paid in the form of additional 16% Second lien notes on December 15, 2009.

Maturities of the face value of long-term debt as of March 31, 2010 are as follows (in thousands):

Twelve Months Ending March 31,

2011	$2,289
2012	318
2014	365,956
2015	338,622
Total	$707,185

First Lien Revolver

Our first lien revolver, as amended on February 5, 2010, has a face value of $400 million and matures in February 2013.  The borrowing base is $350 million.  Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.75 percent to 3.50 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75 percent to 2.50 percent. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves.

The first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit the following under the first lien revolving credit facility: (1) our total leverage ratio to be more than 3.75 to 1.0 (3.5 to 1.0 beginning in June 2010), (2) our interest rate coverage ratio to be less than 3.0 to 1.0, (3) our secured debt ratio to be more than 2.5 to 1.0, or (4) our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we and our indirect parent, Energy XXI (Bermuda) Limited, are subject to various other covenants including, but not limited to, those limiting their ability to declare and pay dividends or other payments, our ability to incur debt, changes in control, our ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

The first lien revolving credit facility also contains customary events of default, including, but not limited to, non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by our indirect parent to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of March 31, 2010, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007, we completed a private offering of $750 million aggregate principal amount of our 10% Senior Notes due 2013 (the “Unregistered Senior Notes”).  On October 16, 2007, we exchanged all of the then issued and outstanding Unregistered Senior Notes for $750 million aggregate principal amount of newly issued 10% Senior Notes due 2013(the “Registered Senior Notes”) which had been registered under the Securities Act of 1933, as amended (the “Securities Act”), and contained substantially the same terms as the Unregistered Senior Notes.  We did not receive any cash proceeds from the exchange of the Unregistered Senior Notes for the Registered Senior Notes.

The Registered Senior Notes are guaranteed by our indirect parent and each of our existing and future material domestic subsidiaries. We have the right to redeem the Registered Senior Notes under various circumstances and are required to make an offer to repurchase the Registered Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the Registered Senior Notes.

The indirect parent had previously purchased a total of $126.0 million aggregate principal amount of the Registered Senior Notes at a cost of $90.9 million, plus accrued interest of $3.3 million for a total cost of $94.2 million, reflecting a total potential gain of $35.1 million pre-tax.  As discussed below, on November 12, 2009, the Company issued $278 million aggregate principal amount of 16% Second Lien Junior Secured Notes due 2014 (“Second Lien Notes”), in exchange for $347.5 million aggregate principal amount of Registered Senior Notes. In conjunction with the exchange, our indirect parent contributed the $126 million face value of Registered Senior Notes which they had previously purchased to us and we retired them.

We believe that the fair value of the $276.5 million of Registered Senior Notes outstanding as of March 31, 2010 was $283.4 million.

16% Second Lien Notes

On November 12, 2009, the Company issued Second Lien Notes as follows:

•	A total of $278 million of Second Lien Notes were issued in exchange for $347.5 million of Registered Senior Notes; and

•
A total of $60 million of Second Lien Notes were issued for cash (for each $1.0 million in Second Lien Notes purchased for cash, the purchaser also received 44,082 shares of the our indirect parent’s common stock).

The Second Lien Notes have a maturity date of June 2014 and are secured by a second lien in our oil and gas properties.  In addition, the Second Lien Notes are governed by an inter-creditor agreement between the participants in the First Lien Revolver and the Second Lien Notes. Cash interest payable on the Second Lien Notes is 14% with an additional 2% interest payable-in-kind (“Second Lien Note PIK interest”). The Second Lien Note PIK interest is paid through the issuance of addition Second Lien Notes on each interest payment date. These additional Second Lien Notes issued as Second Lien Note PIK interest are identical in terms and conditions to the original Second Lien Notes.

Under the terms of the Second Lien Notes, we are required to exchange the Second Lien Notes for newly issued notes registered under the Securities Act (the “Registered Second Lien Notes”).  The Registered Second Lien Notes will have identical terms and conditions as the Second Lien Notes. On April 5, 2010, we commenced an offer to exchange the Second Lien Notes for Registered Second Lien Notes.  The exchange offer expired on May 3, 2010 and closed on May 6, 2010.  The tendered bonds represented 99.96% of the bonds outstanding.

For accounting purposes, the $278 million aggregate principal amount of Second Lien Notes exchanged for $347.5 million aggregate principal amount of Registered Second Lien Notes were recorded at the carrying value of the Registered Second Lien Notes ($347.5 million) and the $69.5 million difference between face value of the Second Lien Notes and carrying value of the Registered Second Lien Notes will be amortized as a reduction of interest expense over the life of the Registered Second Lien Notes.

For accounting purposes, the $60 million aggregate principal amount of Second Lien Notes for which we received cash for were recorded based on the relative fair market values of the Second Lien Notes and the 2.6 million shares of our indirect parent’s common stock issued using the closing price of $10.60 per share on November 12, 2009. Based on these relative fair market values, the $60 million aggregate principal amount of Second Lien Notes was recorded at $40.9 million and our indirect parent’s common shares were recorded at $19.1 million. The $19.1 million discount between the face value of the $60 million aggregate principal amount of Second Lien Notes and their recorded value will be amortized as an increase in interest expense over the life of the Second Lien Notes.

We believe that the fair value of the $338.6 million aggregate principal amount of the Second Lien Notes outstanding as of March 31, 2010 was $390.2 million.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our commodity hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolver. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of March 31, 2010 and June 30, 2009, our outstanding hedge financing totaled $2.6 million and $3.9 million, respectively.

Interest Expense

For the three months and nine months ended March 31, 2010 and 2009, interest expense consisted of the following (in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revolving credit facility	$2,432	$2,789	$8,541	$9,258
High yield facility	6,818	18,493	38,140	56,301
16% Second Lien Notes	13,521	—	20,732	—
Amortization of debt issue cost - Revolving credit facility	965	544	1,869	1,116
Amortization of debt issue cost - High yield facility	589	714	1,933	2,142
Amortization of debt issue cost - 16% Second Lien Notes	29	—	43	—
Premium amortization - 16% exchange Second Lien Notes	(3,791)	—	(5,686)	—
Discount amortization - 16% private placement Second Lien Notes	1,042	—	1,563	—
Write-off of debt issue costs - Retirement of $126 million in bonds	—	—	1,750	—
Write-off of debt issue costs –Reduction in revolving credit facility	—	—	447	—
Put premium financing and other	221	271	2,432	970
	$21,826	$22,811	$71,764	$69,787

Note 7 – Note Payable

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2 percent.  The note amortized over nine months and there is no remaining balance at March 31, 2010.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2009	$144,199
Liabilities acquired	63,722
Liabilities incurred	2,460
Liabilities settled	(58,823)
Revisions	(2,267)
Accretion expense	17,641
Total balance at March 31, 2010	166,932
Less current portion	40,278
Long-term balance at March 31, 2010	$126,654

As discussed in Note 4, the asset retirement obligations acquired essentially relate to the Mit Acquisition.

Note 9 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  Authoritative guidance provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying authoritative guidance that applies to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

During the year ended June 30, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result, we are in a position of cumulative reporting losses for the current and preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable.  This general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets in the U.S. Under these current circumstances, it is management’s opinion that the realization of these tax attributes beyond the reversal of existing taxable temporary differences does not reach the “more likely than not” criteria under authoritative guidance that applies to income taxes.  As a result, we have previously established and continue to maintain a full valuation allowance against our net deferred tax assets as of March 31, 2010.

In establishing the valuation allowance against the U.S. net deferred tax assets in the current and prior reporting periods, the Company has relied upon the future reversal of taxable temporary differences associated with deferred income reported in Other Comprehensive Income (“OCI”) as a source of future taxable income as required by GAAP. For the three months and nine months ended March 31, 2010, the Company experienced a decrease in OCI. This reduction in the deferred income associated with OCI has caused the Company to increase the valuation allowance during the three months and nine months ended March 31, 2010, because of the decrease in the future reversal of taxable temporary differences as a source of future taxable income in the U.S.

Our effective tax rate for the three months and nine months ended March 31, 2010 was approximately 6.9% and 39.9%, respectively. Our effective tax rate for the three months and nine months ended March 31, 2009 was approximately 1.4% and 11.9%, respectively. As discussed above, the significant variance from the statutory rate is primarily due to the changes in the valuation allowance against the net deferred tax asset.

Note 10 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended March 31, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $9.3 million. For the three months ended March 31, 2010, we recognized a loss of approximately $0.9 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $0.3 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended March 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $39.2 million. For the three months ended March 31, 2009, we recognized a loss of approximately $3.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.4 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the nine months ended March 31, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $40.1 million. For the nine months ended March 31, 2010, we recognized a loss of approximately $1.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $10.4 million and an unrealized loss of approximately $4.9 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the nine months ended March 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $15.7 million. For the nine months ended March 31, 2009, we recognized a gain of approximately $3.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $5.7 million and an unrealized loss of approximately $0.4 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009 and February 2010, we monetized certain hedge positions and received cash proceeds of $66.5 million and $5.0 million, respectively. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $10.4 million and $33.4 million for three months and nine months ended March 31, 2010, respectively, related to these monetized hedges and, as a result of the future amortization of these hedges, crude oil and natural gas sales will be increased as follows (in thousands):

Three months ended June 30, 2010	$10,341
Three months ended September 30, 2010	9,115
Three months ended December 31, 2010	7,721

As of March 31, 2010, we had the following contracts outstanding (Asset and Fair Value Gain in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss)(2)

Put Spreads
04/10 – 3/11	1,581	$64.61/$70.39	$1,638	$257	730	$6.00/$8.00	$26		$1,664	$257
04/11 – 3/12	410	65.00/70.00	303	(66)					303	(66)
			1,941	191			26		1,967	191
Puts
04/10 – 3/11	731	72.14	(2,463)	364					(2,463)	364
04/11 – 3/12	137	72.14	(255)	(60)					(255)	(60)
			(2,718)	304					(2,718)	304

Swaps
04/10 – 3/11	3,008	73.96	(23,570)	15,396	12,265	5.85	11,520	$(6,062)	(12,050)	9,334
04/11 – 3/12	1,443	79.85	(7,969)	4,917	9,705	6.61	10,252	(6,664)	2,283	(1,747)
04/12 – 3/13	688	81.95	(2,481)	1,612	4,813	6.39	2,593	(1,686)	112	(74)
			(34,020)	21,925			24,365	(14,412)	(9,655)	7,513
Collars
04/10 – 3/11	275	74.00/79.50	(1,351)	878					(1,351)	878

Three-Way Collars
04/10 – 3/11	48	55.00/70.00/82.10	(194)	126	2,920	5.85/7.85/10.69	6,135	(3,988)	5,941	(3,862)
04/11 – 3/12					2,750	5.50/7.50/10.55	3,900	(2,535)	3,900	(2,535)
			(194)	126			10,035	(6,523)	9,841	(6,397)
Total Gain (Loss) on Derivatives			$(36,342)	$23,424			$34,426	$(20,935)	$(1,916)	$2,489

 (1) The contract price is weighted-averaged by contract volume.
(2)	The gain (loss) on derivative contracts is net of applicable income taxes and includes only those contracts that have been designated as hedges.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of March 31, 2010 (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$17,910	Current	$26,720
	Non-current	16,798	Non-current	10,697
		34,708		37,417
Interest Rate Contracts			Derivative financial instruments
			Current	964

Total derivatives designated as hedging instruments under Statement 133		34,708		38,381

Derivatives not designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	3,984	Current	2
	Non-current	2,878	Non-current	24
Total derivatives not designated as hedging instruments under Statement 133		6,862		26
Total derivatives		$41,570		$38,407

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the nine months ended March 31, 2010 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$26,242	Revenue	$(40,068)	(Gain) /Loss on derivative financial instruments	$1,538

Interest Rate Contracts	(1,632)	Interest expense	(2,891)	(Gain) / Loss on derivative financial instruments	-

Total	$24,610		$(42,959)		$1,538

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	(Gain) loss on derivative financial instruments	$(5,546)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At March 31, 2010, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45% to 5.75%.  At March 31, 2010, we had deferred $0.6 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – June 30, 2009	$38,497
Hedging activities:
Commodity
Change in fair value (loss)	(17,756)
Reclassified to income (loss)	(8,487)
Interest rate
Change in fair value	1,005
Reclassified to income	627
Accumulated other comprehensive income –March 31, 2010	$13,886

The amounts expected to be reclassified to income in the next twelve months are $5.5 million income on our commodity hedges and a $1.0 million loss on our interest rate hedge.

Note 11 — Commitments and Contingencies

Litigation. We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $33.0 million in letters of credit and $112.1 million of performance bonds outstanding as of March 31, 2010.

Drilling Rig Commitments. We entered into a drilling rig commitment commencing on March 17, 2010 at $35,000 per day until well completion. The commitment extends past March 31, 2010, thus, the commitment amount cannot be calculated since the well completion date is not known.  We are also committed to a turnkey well for $2.5 million payable upon successful drilling and evaluation of the well.

Note 12 — Fair Value of Financial Instruments

            On July 1, 2008, we adopted an update that expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk be considered in determining the fair value of those instruments. The adoption resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

            Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at March 31, 2010 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$22,121		$22,121

Liabilities:
Natural Gas and Oil Derivatives	$17,994		$17,994
Interest Rate Collar		$964	964
Total Liabilities	$17,994	$964	$18,958

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2009	$3,474
Total loss included in other comprehensive income	381
Settlements	(2,891)
Balance at March 31, 2010	$964

Note 13 — Prepaid Expenses and Other Current Assets and Accrued Liabilities

Prepaid expenses and other current assets and accrued liabilities consist of the following (in thousands):

	March 31, 2010	June 30, 2009

Prepaid expenses and other current assets
Advances to joint interest partners	$12,978	$7,858
Insurance	7,372	84
Inventory	5,526	5,526
Other	155	155
Total prepaid expenses and other current assets	$26,031	$13,623

Accrued liabilities
Advances from joint interest partners	$4,323	$338
Interest	25,217	5,380
Accrued hedge revenue	9,562	8,179
Undistributed oil and gas proceeds	13,165	11,744
Other	343	461
Total accrued liabilities	$52,610	$26,102

Note 14 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Nine Months Ended March 31,
	2010	2009

Cash paid for interest	$44,459	$41,708
Cash paid for income taxes	—	716

The following represents our non-cash investing and financing activities (in thousands):

	Nine Months Ended March 31,
	2010	2009

Additions to property and equipment by recognizing asset retirement obligations	$63,915	$4,136
Financing of insurance premiums	—	3,167